UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2005

E*TRADE Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 East 57th Street New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 521-4300

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 7, 2005, E*TRADE Financial Corporation, a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Harris Financial Corp., a Delaware corporation (the “Seller”), and Harrisdirect LLC, a Delaware limited liability company (the “Harrisdirect”). Under the terms of and subject to the conditions set forth in the Agreement, the Company agreed to acquire Harrisdirect from the Seller for approximately $700 million in cash.

The Agreement

Pursuant to the terms of the Agreement, at the closing, the Company will acquire all of the limited liability company interests in Harrisdirect from the Seller. Certain client relationships of Harrisdirect will be transferred to an affiliate of the Seller at the closing.

The Company and the Seller have made customary representations, warranties and covenants in the Agreement, including, among others, covenants of Harrisdirect to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Agreement and the consummation of the transaction and covenants of the Seller not to engage in the discount retail securities brokerage business, including through an online distribution channel, for a period of two years after the closing, subject to certain exceptions. In addition, the Company made certain additional customary covenants, including, among others, covenants (i) to offer a certain level of health and welfare benefits to Harrisdirect’s employees following the closing and (ii) to use its reasonable best efforts to take all actions necessary to consummate the transaction.

The consummation of the transaction is subject to customary conditions, including (i) the termination or expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any order, judgment or injunction preventing the closing, (iii) obtaining certain consents and approvals from governmental authorities, (iv) subject to certain exceptions, the accuracy of the representations and warranties of each party and (v) material compliance of each party with its covenants and agreements. In addition, the Company’s obligation to consummate the transaction is also subject to the absence of a material adverse effect (as defined in the Agreement) with respect to Harrisdirect. The Agreement contains customary termination rights for both the Company and the Seller.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement a copy of which is filed as Exhibit 2.1 hereto and is incorporated in this report by reference.

A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.1 and is incorporated in this report by reference.

Cautionary Statements

The Agreement has been included to provide investors with information regarding its terms. Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the Agreement are qualified, including by information in the schedules referenced in the Agreement that the Seller delivered in connection with the execution of the Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit   2.1    Purchase and Sale Agreement, dated August 7, 2005

Exhibit 99.1    Press Release, dated August 8, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

By:	/S/ RUSSELL S. ELMER
Name: Russell S. Elmer Title: General Counsel and Corporate Secretary

Date: August 11, 2005